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                                       [LETTERHEAD]


                                                                   EXHIBIT 5


May 8, 1996

Motorola, Inc.
1303 E. Algonquin Road
Schaumburg, Illinois  60196

Gentlemen:

    I refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Motorola, Inc., a Delaware corporation ("Motorola"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 39,708 shares of Common Stock, $3 par value per share ("Motorola Common Stock"), of Motorola to be issued from time to time by Motorola upon the exercise of stock options assumed by the Company in connection with the merger of EMTEK Health Care Systems, Inc. into Motorola. This opinion relates to the shares of Motorola Common Stock covered by the Registration Statement (the "Subject Shares").

    I am Senior Corporate Counsel in the Law Department of Motorola and as such am familiar with (i) Motorola's Restated Certificate of Incorporation, as amended, (ii), its By-Laws, as amended and (iii) the corporate proceedings relating to the registration statement, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that it is my opinion that those Subject Shares when issued upon the exercise of the stock options referred to above, will be validly issued, fully paid and nonassessable.

    I consent to the use of this opinion in the Registration Statement.

                             Very truly yours,

                             Carol Forsyte
                             Senior Corporate Counsel